Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Aramark Holdings Corp.

Date of Event Requiring Statement
(Month/Day/Year):	December 11, 2013

Footnotes to Form 3

(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Equity Fund VI Investors (Aramark), LLC (“THL Aramark”), THL Coinvestment Partners, L.P. (“THL Coinvestment”; together with THL Equity VI, Parallel Fund VI, DT Fund VI and THL Aramark the “THL Funds”) as well as Putnam Investment Holdings, LLC (“Putnam”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

The reporting person is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment.  In addition Thomas H. Lee Partners, L.P. is the managing member of THL Equity Advisors VI, LLC, which in turn is the general partner of THL Equity VI, Parallel Fund VI, DT Fund VI and THL Aramark.  THL Advisors is attorney-in-fact of Putnam Investments, LLC, which is the managing member of Putnam, which in turn is the managing member of Putnam III.

(2) Represents shares of the Issuer directly held by the following entities:  23,347,540 shares held by THL Equity VI; 15,809,712 shares held by Parallel Fund VI; 2,761,639 shares held by DT Fund VI; 200,000 shares held by THL Aramark, 42,833 shares held by THL Coinvestment; 119,161 shares held by Putnam; and 119,115 shares held by Putnam III.

(3) Each of the Reporting Persons disclaim beneficial ownership of the shares reported herein, except to the extent of its pecuniary interest.